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                                                                       EXHIBIT 8

                               TAG ALONG AGREEMENT

      This Tag Along Agreement (the "AGREEMENT"), dated as of December 19, 2002, is entered into by and among Sterling Chemicals, Inc., a Delaware corporation (the "COMPANY"), Resurgence Asset Management, L.L.C., a Delaware limited liability company ("RAM") on behalf of itself and each of the RAM Affiliates (as defined below), and the Creditor's Committee (as defined below), on behalf of the Qualifying Holders (as defined below).

      The parties hereto propose to enter into this Agreement to govern the tag along rights of certain holders of the Equity Securities (as defined below) of the Company.

      In consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, RAM, on behalf of itself and each of the RAM Affiliates, and the Creditor's Committee, on behalf of all Qualifying Holders, hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      Section 1.1 Interpretation. Unless otherwise specified or the context otherwise requires, (a) each term defined below shall have the meaning set forth opposite such term in this Article 1 wherever it occurs in initially capitalized form in this document, (b) words denoting the singular number shall include the plural number and vice versa, and words denoting one gender shall include the other gender, (c) all section and article references in this Agreement are to the respective section and article of this Agreement, as the same may be amended, waived or modified from time to time in accordance with Section 6.6 hereof, and (d) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision. The section headings herein are for convenience only and shall not affect the construction hereof. No provision of this Agreement shall be interpreted or construed against any party solely because such party or its legal representative drafted such provision.

      "AFFILIATE" means (a) when used with reference to any partnership or limited liability company, any Person that, directly or indirectly, owns or controls 10% or more of either the capital or profit interests of such partnership or limited liability company or is a partner of such partnership or a member of such limited liability company or is a Person in which such partnership or limited liability company has a 10% or greater direct or indirect equity interest and (b) when used with reference to any corporation, any Person that, directly or indirectly, owns or controls 10% or more of the outstanding voting securities of such corporation or is a Person in which such corporation has a 10% or greater direct or indirect equity interest. In addition, the term "AFFILIATE," when used with reference to any Person, shall also mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in the preceding sentence, (x) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and


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(y) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, except solely for purposes of the definition of "Independent Financial Expert" the Company will not be deemed to be an Affiliate of any Restricted Holder or any of its partners or assignees.

      "AGREEMENT" has the meaning set forth in the preamble.

      "APPROVALS" means all approvals, permits, authorizations, consents, licenses and agreements that are necessary or required in order for each party hereto to perform its obligations hereunder.

      "BENEFICIAL OWNER" means, with respect to any Equity Security, the "beneficial owner" of such Equity Security within the meaning of Rule 13d-3 under the Exchange Act.

      "COMPANY" has the meaning set forth in the preamble.

      "CONFIRMATION ORDER" means an order confirming the Plan issued by the Bankruptcy Court (as defined in the Plan).

      "CREDITOR'S COMMITTEE" means the official committee of unsecured creditors of the Company.

      "EFFECTIVE DATE" means the date on which the Plan becomes effective.

      "ELIGIBLE EQUITY SECURITIES" means (i) any Equity Securities originally issued to an Unsecured Holder pursuant to Sections 4.3(d), (e) or (f) of the Plan, (ii) any New SCI Common shares issued upon exercise or conversion of any Eligible Equity Securities or (iii) any securities issued or issuable with respect to any Eligible Equity Securities by exercise of rights thereunder or by way of an in-kind stock dividend or a stock split or in connection with a combination, reorganization or reclassification of shares; provided, however, that if any such securities are Transferred to any Person who is not a Qualifying Holder or an Affiliate thereof immediately prior to the Transfer (other than by operation of law or by inheritance and without payment of any consideration), such securities so Transferred shall cease to be "Eligible Equity Securities" upon such Transfer.

      "EQUITY SECURITIES" means any New SCI Common Shares, any New SCI Preferred Shares and any New SCI Warrants and any securities issued or issuable with respect to any Equity Securities by exercise of rights thereunder or by way of an in-kind stock dividend or a stock split or in connection with a combination, reorganization or reclassification of shares.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "EXERCISE NOTICE" has the meaning set forth in Section 2.2.3.

      "HOLDER" means a Qualifying Holder or a Restricted Holder.

      "INDEPENDENT FINANCIAL EXPERT" means any Financial Expert selected by the Company that either (i) is reasonably acceptable to the Required Qualifying Holders or (ii) is a firm (x)

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which does not (and whose directors, officers, employees and affiliates, to the knowledge of the Company, do not) have a material direct or indirect financial interest in the Company or any of its Affiliates (other than by virtue of compensation paid for advice or opinions referred to in the exception to clause
(z)), as determined by the Board of Directors of the Company in its reasonable good faith judgment, (y) which has not been, within the last two years, and, at the time it is called upon to give independent financial advice to the Company or any of its Affiliates, is not (and none of whose directors, officers, employees or affiliates, to the knowledge of the Company, is) a promoter, director or officer of the Company or any of its Affiliates or an underwriter with respect to any of the securities of the Company or any of its Affiliates and (z) which does not provide any advice or opinions to the Company or Affiliates except as an independent financial expert in connection with this Certificate of Designations or any warrant agreement executed pursuant to the Plan.

      "MINIMUM CONSIDERATION" means an amount equal to the exercise price of the New SCI Warrants.

      "NEW SCI COMMON SHARES" means shares of the common stock, $0.01 par value per share, of the Company, or any securities issued or issuable with respect to any New SCI Common Shares by exercise of rights thereunder or by way of an in-kind stock dividend or a stock split or in connection with a combination, reorganization or reclassification of shares.

      "NEW SCI PREFERRED SHARES" means shares of the convertible preferred stock, $0.01 par value per share, of the Company, or any securities issued or issuable with respect to any New SCI Preferred Shares by exercise of rights thereunder or by way of an in-kind stock dividend or a stock split or in connection with a combination, reorganization or reclassification of shares.

      "NEW SCI WARRANTS" means warrants to purchase New SCI Common Shares issued pursuant to the Warrant Agreement.

      "OWNER" means, with respect to any Equity Security, any beneficial owner thereof within the meaning of either clause (1) or clause (2) of Rule 16a-1(a) of the Exchange Act; and the verb "OWN" shall have a correlative meaning.

      "OWNER REGISTER" means a register maintained by the Company of the name and address of each Person who from time to time certifies to the Company, at such Person's option, that such Person is the Beneficial Owner of Eligible Equity Securities held of record by one or more other Persons.

      "PARTICIPATION OFFER" has the meaning set forth in Section 2.1.

      "PERSON" or "PERSON" means any individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

      "PLAN" means that certain Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Sterling Chemicals Holdings, Inc. and its Affiliated Debtors, which was jointly administered under Case Nos. 01-37805-H4-11 through 01-37812-H4-11 under Chapter 11 of the United States Bankruptcy Code and which was confirmed by the United States

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Bankruptcy Court for the Southern District of Texas, Houston Division, by order entered November 21, 2002.

      "PROPOSED CLOSING DATE" has the meaning set forth in Section 2.2.2.

      "QUALIFYING ELIGIBLE EQUITY SECURITIES" means, with respect to any Equity Securities that are both (i) Qualifying Equity Securities (other than New SCI Preferred Shares) with respect to such Transaction and (ii) Eligible Equity Securities.

      "QUALIFYING EQUITY SECURITIES" means, with respect to any Transaction, (i) any New SCI Common Shares, (ii) any New SCI Preferred Shares, and (iii) if the aggregate per share consideration offered for New SCI Common Shares in such Transaction (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of New SCI Common Shares into which such New SCI Preferred Shares are convertible but excluding in such computation such consideration allocable to the rights, privileges and preferences of such New SCI Preferred Stock as determined by an Independent Financial Expert) is equal or greater to the Minimum Consideration, any New SCI Warrants.

      "QUALIFYING HOLDER" means any Person that both (i) is a Beneficial Owner of Eligible Equity Securities, other than any RAM Affiliate, and (ii) is (x) an Unsecured Holder to which Eligible Equity Securities were issued pursuant to Sections 4.3(d), (e) or (f) of the Plan, or (y) a Person (A) that was an Affiliate of a Qualifying Holder immediately prior to the Transfer of Eligible Equity Securities to such Person or (B) to which Eligible Equity Securities were Transferred by operation of law or by inheritance and without payment of any consideration.

      "QUALIFYING RESTRICTED EQUITY SECURITIES" means, with respect to any Transaction, any Equity Securities that are both (i) Qualifying Equity Securities with respect to such Transaction and (ii) Restricted Equity Securities.

      "QUALIFYING TRANSACTION" means any Transaction in which the aggregate of the Qualifying Restricted Equity Securities Transferred by Restricted Selling Holders and, when aggregated with any Qualifying Equity Securities Transferred by one or more other Persons in any transaction or series of transactions related to such Transaction, in each case to one or more Person(s) (other than any RAM Affiliate), represent in the aggregate 50% or more of all Qualifying Equity Securities (such percentage to be computed on the basis of the exercise or conversion into New SCI Common Shares of any Equity Securities constituting Qualifying Equity Securities) outstanding immediately prior to such Transaction.

      "RAM" has the meaning set forth in the preamble.

      "RAM AFFILIATE" means (i) RAM, (ii) any current or future Affiliate of RAM or (iii) any fund or account managed by RAM or any current or future Affiliate of RAM.

      "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement executed on the date hereof among the Company and RAM on behalf of itself and each of the RAM Affiliates, and the Creditor's Committee, on behalf of the Shareholders (as such term is defined therein).

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      "REQUIRED QUALIFYING HOLDERS" means Qualifying Holders who own more than
50% of the aggregate Eligible Equity Securities owned by all Qualifying Holders.

      "RESTRICTED EQUITY SECURITIES" means any Equity Securities originally issued to a RAM Affiliate pursuant to the Plan or the Investment Agreement and any securities issued or issuable with respect to any Restricted Equity Securities by exercise of rights thereunder or by way of like-kind stock dividend or stock split or in connection with a combination, reorganization or reclassification of shares; provided, however, that if any such securities are Transferred to any Person (other than a RAM Affiliate), the securities so Transferred shall cease to be "Restricted Equity Securities" upon such Transfer.

      "RESTRICTED HOLDER" means any owner of any Restricted Equity Securities.

      "RESTRICTED SELLING HOLDER" has the meaning set forth in the definition of "Transaction."

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SPECIFIED RAM AFFILIATES" means each of the RAM Affiliates specified on Annex B hereto.

      "TAG ALONG NOTICE" has the meaning set forth in Section 2.2.2.

      "TAG ALONG RIGHTS" has the meaning set forth in Section 2.2.2.

      "TAG ALONG TERMS" has the meaning set forth in Section 2.2.2.

      "TRANSACTION" means any single transaction or series of related transactions in which any one or more Restricted Holders (each a "RESTRICTED SELLING HOLDER") Transfer any Restricted Equity Securities to any one or more Persons.

      "TRANSFER" means, with respect to any Equity Security, (i) to sell, dispose of or otherwise transfer such Equity Security or any interest therein or
(ii) to effect a sale, disposition or other transfer of shares of capital stock of or other interest in the Holder that is the Beneficial Owner of such Equity Security or any other transaction which transfer or other transaction results in a Person other than such Holder (including any group of Persons deemed to be a "person" pursuant to Section 13(g)(3) of the Exchange Act) becoming the Beneficial Owner of such Equity Security. Any transaction resulting in a Person becoming the Beneficial Owner of an Equity Security of which any Holder had been the Beneficial Owner shall be deemed a "TRANSFER" of such Equity Security by such Holder to such Person.

      "TRANSFEREE" has the meaning set forth in Section 2.2.1.

      "UNSECURED HOLDER" means a holder of a General Unsecured Claim, an Old Unsecured Note Claim or a Self-Insured Tort Claim (as such terms are defined in the Plan), in each case other than any RAM Affiliate.

      "WARRANT AGENT" means the warrant agent pursuant to the Warrant Agreement.

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      "WARRANT AGREEMENT" means the warrant agreement, dated as of the Effective
Date, between the Company and the Warrant Agent providing for the issuance of the New SCI Warrants, as the same may be amended, modified, restated or supplemented and be in effect from time to time.

                                   ARTICLE II

                                TAG ALONG RIGHTS

      Section 2.1 Participation Right. No Restricted Holders shall Transfer any Qualifying Restricted Equity Securities in any Qualifying Transaction unless (i) such Restricted Holder shall cause each Qualifying Holder to have the right to sell in such Qualifying Transaction (a "PARTICIPATION OFFER") all or, at such Qualifying Holder's option, any portion of the Qualifying Eligible Equity Securities owned by such Qualifying Holder not to exceed the amount equal to the product obtained by multiplying (A) the aggregate Qualifying Eligible Equity Securities owned by such Qualifying Holder as of the date of the related Tag Along Notice (as defined below) by (B) a fraction, the numerator of which is the aggregate Qualifying Restricted Equity Securities being Transferred by all Restricted Holders in such Qualifying Transaction and the denominator of which is the total Qualifying Restricted Equity Securities owned by all such Restricted Holders as of the date of the Tag Along Notice, (ii) such Qualifying Equity Securities sought to be sold in accordance with such Participation Offer are purchased at the same aggregate per share consideration (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of New SCI Common Shares into which such New SCI Preferred Shares are convertible but excluding in such computation such consideration allocable to the rights, privileges and preferences of such Preferred Stock as determined by an Independent Financial Expert) and otherwise on the same economic terms and conditions applicable to the Transfers to be made by the Restricted Selling Holders pursuant to such Qualifying Transaction and
(iii) any Qualifying Eligible Equity Securities sought to be sold by Qualifying Holders in accordance with such Participation Offer are purchased on the terms and conditions specified in this Article II.

      Section 2.2 Terms of Participation Offer.

            2.2.1 Any Participation Offer shall be conditioned upon (i) the consummation of the Qualifying Transaction with the proposed transferee named in the Tag Along Notice (the "TRANSFEREE"), and
            (ii) each Qualifying Holder's execution and delivery of all agreements and other documents as each Restricted Selling Holder is required to execute and deliver in connection with such Qualifying Transaction or as otherwise may be reasonably requested by RAM or the Transferee (provided that the Qualifying Holder shall not be required to make any representations or warranties in connection with such sale other than representations and warranties that (A) such Qualifying Holder is the beneficial owner of such Qualifying Holder's Qualifying Eligible Equity Securities, (B) the Qualifying Eligible Equity Securities to be sold by such Qualifying Holder in such Qualifying Transaction are free and clear of all liens, claims, and encumbrances, (C) such Qualifying Holder has the power and authority to effect such sale) and (D) such Person constitutes a Qualifying Holder within the meaning of this Agreement with

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            respect to the Eligible Equity Securities sought to be sold and set forth a brief description of the manner in which such Qualifying Holder became the Beneficial Owner of such Eligible Equity Securities. If any Qualifying Holder shall accept the Participation Offer, each Restricted Selling Holder shall reduce, to the extent necessary, the number of Qualifying Restricted Equity Securities such Restricted Selling Holder otherwise would have Transferred in the Qualifying Transaction so as to permit those Qualifying Holders who have accepted the Participation Offer to sell the number of Qualifying Eligible Equity Securities that they are entitled to sell under this Article II, and the Restricted Selling Holders and such Qualifying Holders shall transfer in the aggregate the number of Qualifying Equity Securities specified in the Participation Offer in accordance with the terms of such transfer as set forth in the Participation Offer. No reduction in the number of shares Transferred by any Restricted Selling Holder in any Transaction as a result of this Section 2.2 shall cause such Transaction to cease to be a Qualifying Transaction; provided, however, RAM may, in its sole discretion, and at any time without prior notice, abandon or discontinue any proposed Transaction.

            2.2.2 The Restricted Selling Holders shall, no later than 30 days (or such greater period as may be required by applicable law) prior to the date of closing of any Qualifying Transaction, deliver to (i) each Qualifying Holder, and (ii) each Person then on record in the Owner Register as a Beneficial Owner of Eligible Equity Securities, a written notice (the "TAG ALONG NOTICE") of such Qualifying Transaction and setting forth: (A) the name and address of the Transferee, (B) the number of Qualifying Restricted Equity Securities proposed to be Transferred thereto and the related Restricted Selling Holders, (C) the percentage the aggregate Qualifying Restricted Equity Securities being Transferred by all Restricted Selling Holders in such Qualifying Transaction represent of the aggregate Qualifying Restricted Equity Securities then owned by all such Restricted Holders, (D) the date on which such Transaction is proposed to be effected (the "PROPOSED CLOSING DATE"), (E) the amount and form of consideration to be paid in accordance with Section 2.1 and all other terms and conditions of payment offered by such Transferee in the Qualifying Transaction ("TAG ALONG TERMS"), (F) the definitions of the terms "Affiliate," "Beneficial Owner," "Company," "Eligible Equity Security," "Equity Security," "Exchange Act," "Holder," "New SCI Common Shares," New SCI Preferred Shares," "New SCI Warrants," "Person," "Plan," "Qualifying Holder," "RAM," "RAM Affiliate," "Restricted Equity Securities," "Restricted Holder," "Transfer," "Unsecured Holder," "Warrant Agent," and "Warrant Agreement" as used in this Agreement and (G) such other information as may be required under applicable law in respect of such Participation Offer. The Tag Along Notice shall also affirmatively represent that the Restricted Selling Holders have informed the applicable Transferee of the rights granted under this Article II to Qualifying Holders (the "TAG ALONG RIGHTS").

            2.2.3 In order to exercise its Tag Along Right, a Qualifying Holder shall deliver written notice to RAM (or such other single designee of the Restricted Selling Holders as shall be specified in the Tag Along Notice) (the "EXERCISE NOTICE"),

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            within 20 days following the receipt by such Qualifying Holders of the Tag Along Notice. The Exercise Notice delivered by any Qualifying Holder shall (i) state the number of Qualifying Eligible Equity Securities that such Qualifying Holder wishes to sell to the Transferee subject to the maximum number of Qualifying Eligible Equity Securities permitted to be sold by such Qualifying Holder determined pursuant to Section 2.1 hereof, (ii) contain an irrevocable agreement of such Qualifying Holder to sell such Qualifying Eligible Equity Securities in the Qualifying Transaction described in the Tag-Along Notice and this Section 2.2, (iii) contain the following representations and warranties: that (A) such Qualifying Holder is the beneficial owner of such Qualifying Holder's Qualifying Eligible Equity Securities, (B) the Qualifying Eligible Equity Securities to be sold by such Qualifying Holder in such Qualifying Transaction are free and clear of all liens, claims, and encumbrances, and (C) such Qualifying Holder has the power and authority to effect such sale, (iv) be accompanied by the certificate or certificates representing such Qualifying Eligible Equity Securities (which shall be free and clear of liens), duly endorsed in blank or accompanied by a duly executed stock or security assignment separate from the certificate, in each case with the signature(s) thereon guaranteed by a commercial bank or trust company or a member of a national securities exchange or of the National Association of Securities Dealers, Inc. and (v) contain a representation and warranty that such Person constitutes a Qualifying Holder within the meaning of this Agreement with respect to the Eligible Equity Securities sought to be sold and set forth a brief description of the manner in which such Qualifying Holder became the Beneficial Owner of such Eligible Equity Securities. RAM or such designee of the Restricted Selling Holders will cause the certificates delivered in accordance with Section 2.2.3(iv) to be held with due care in escrow for delivery against payment therefor as specified herein.

            2.2.4 Upon timely delivery of an Exercise Notice by any Qualifying Holder, such Qualifying Holder shall be entitled to sell in the Qualifying Transaction on the Tag Along Terms the number of Qualifying Eligible Equity Securities set forth in the Exercise Notice; and neither the Restricted Selling Holders nor any other Restricted Holder shall consummate the Transfer of any of its Qualifying Restricted Equity Securities to the Transferee described in the Tag Along Notice if all of the Qualifying Eligible Equity Securities of Qualifying Holders specified in such Exercise Notice are not purchased on the Tag Along Terms. If within 20 days after the receipt of the Tag-Along Notice, any Qualifying Holder has not accepted the offer contained in the Tag-Along Notice, the Restricted Selling Holders shall have until the date 60 days after the Proposed Closing Date in which to Transfer the Qualifying Restricted Equity Securities described in the Tag-Along Notice, on the terms and conditions set forth in such Tag-Along Notice. If, at the end of such 60-day period, the Restricted Selling Holders have not completed the Transfer of Qualifying Restricted Equity Securities of the Restricted Selling Holders and Qualifying Eligible Equity Securities of any Qualifying Holder in accordance with the terms and conditions set forth in the Tag-Along Notice, RAM or the designee shall return to such Qualifying Holder all certificates representing Qualifying Eligible Equity Securities which such

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            Qualifying Holder delivered for Transfer pursuant to this Section
            2.2.3. Notwithstanding anything to the contrary contained in this Agreement, there shall be no liability on the part of the Restricted Selling Holders to any Qualifying Holder arising from the failure of any Transfer of Qualifying Restricted Equity Securities to the Transferee described in any Tag-Along Notice to be consummated for any reason whatsoever.

            2.2.5 At the closing of any Qualifying Transaction, the Restricted Selling Holders shall, and RAM shall cause the Restricted Selling Holders to, remit or shall cause to be remitted to each Qualifying Holder who timely delivered Exercise Notices with respect thereto the consideration required pursuant to the Tag Along Terms less an amount equal to such Qualifying Holder's pro rata portion of the reasonable documented out-of-pocket expenses actually incurred by the Restricted Selling Holders in connection with such Qualifying Transaction against delivery of (i) certificates for such Equity Securities duly endorsed and (ii) in the event consideration other than cash is received from the Transferee in such Qualifying Transaction, a cash reimbursement of such Qualifying Holder's pro rata portion of the reasonable documented out-of-pocket expenses actually incurred by the Restricted Selling Holders in connection with such Qualifying Transaction.

            2.2.6 To the extent Restricted Equity Securities are Transferred in a Transaction other than in a direct transfer thereof, the aggregate per share consideration offered for New SCI Common Shares in such Transaction shall be deemed to be the portion of the overall consideration being paid in such Transaction as shall be fairly allocable to one share thereof (including in such per share computation the consideration being paid for any New SCI Preferred Shares to be sold on the basis of the number of New SCI Common Shares into which such New SCI Preferred Shares are convertible but excluding in such computation such consideration allocable to the rights, privileges and preferences of such New SCI Preferred Shares as determined by an Independent Financial Expert).

      Section 2.3 Owner Register; Reporting. The Company shall maintain an Owner Register. In addition, with respect to the first Annual Report on Form 10-K (or successor form) filed after the date of this Agreement the Company files with the Securities and Exchange Commission, the Company shall include (i) under Item 5 thereof a brief summary of the rights afforded to Qualifying Holders hereunder and of the existence and the procedures relating to the Owner Register and (ii) a copy of this Agreement as an exhibit thereto (other than Annex B hereto). Upon written request by any Qualifying Holder the Company shall, within 5 business days of the Company's receipt of such written request, provide a copy of this Agreement to any such Qualifying Holder.

                                       9
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                                  ARTICLE III

                             LIMITATIONS ON TRANSFER

      Section 3.1 Restrictions on Transfer. The Restricted Equity Securities owned by any Restricted Holder shall not be Transferred, and no Restricted Holder shall, and RAM shall not permit any RAM Affiliate to, Transfer any Restricted Equity Securities, in any case, without satisfaction of (i) the conditions specified in this Article III and (ii) if applicable, Article II hereof. Any Transfer of Restricted Equity Securities by any Restricted Holder in violation of this Article III or, if applicable, Article II hereof shall be void ab initio and of no force or effect. In the event any Restricted Equity Security is proposed to be Transferred from a Restricted Holder to any RAM Affiliate, the transferring Restricted Holder and RAM shall cause such Person to agree to take and own such Restricted Equity Securities subject to the provisions and upon the conditions specified in this Agreement with respect to such Restricted Equity Securities and (if Transferred to a RAM Affiliate that is not a Specified RAM Affiliate) shall, prior to consummating such Transfer, cause such Person to which such Restricted Equity Securities are Transferred to acknowledge such agreement in writing by execution of an instrument in the form of Annex A hereto and delivery thereof to the Company in accordance with Section 6.1. The Company shall not register the transfer on its books of any certificate representing shares of Restricted Equity Securities nor issue any certificate in lieu thereof unless all the conditions hereof have been complied with. The foregoing notwithstanding, nothing in this Agreement shall restrict any Transfer of Restricted Equity Securities by any RAM Affiliate (i) to any other RAM Affiliate provided that such RAM Affiliate to which any Restricted Equity Securities are Transferred (if not a Specified RAM Affiliate) agrees in writing (by execution of an instrument in the form of Annex A hereto and delivered as aforesaid) to hold such Restricted Equity Securities subject to the terms hereof or (ii) to any Person (other than a RAM Affiliate) in a transaction not constituting a Qualifying Transaction.

      Section 3.2 Restrictive Legend. Any certificate evidencing any Restricted Equity Security owned by any Restricted Holder shall bear, and the Company and RAM shall cause each certificate evidencing any Restricted Equity Security to bear, a legend in substantially the following form:

               THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE TAG ALONG AGREEMENT DATED AS OF DECEMBER 19, 2002, A COPY OF WHICH MAY BE OBTAINED FROM STERLING CHEMICALS, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES.

      Section 3.3 Termination of Certain Restrictions. Whenever any Restricted Equity Security is Transferred by any Restricted Holder (i) in a Qualifying Transaction subject to and effected in accordance with Article II hereof or (ii) to any Person (other than a RAM Affiliate) in a transaction not constituting a Qualifying Transaction, the transferee shall be entitled to receive from the Company, at the Company's expense, a certificate evidencing such Equity Security not bearing the restrictive legend set forth in Section 3.2.

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                                   ARTICLE IV

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

      Section 4.1 Representations, Warranties and Agreements. RAM, on behalf of itself and each RAM Affiliate (as applicable), represents and warrants to, and agrees with, the Company and each Qualifying Holder as follows:

            4.1.1 RAM has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement and the performance by RAM of its obligations hereunder have been authorized by all requisite action on the part of RAM. This Agreement has been duly and validly executed and delivered by RAM on it own behalf and on behalf of each RAM Affiliate and constitutes a legal, valid and binding obligation of RAM and each RAM Affiliate enforceable against RAM and each RAM Affiliate in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

            4.1.2 RAM has full legal authority and power of attorney to bind each RAM Affiliate to comply with its obligations hereunder in all respects, and RAM has such knowledge of each RAM Affiliate and its affairs to have a reasonable basis for making the representations and warranties of each RAM Affiliate made on its behalf by RAM herein.

            4.1.3 No Approvals (other than those which have been applied for and obtained) are required for the execution, delivery and performance of this Agreement and the performance by RAM or any RAM Affiliate of its obligations hereunder.

            4.1.4 No RAM Affiliate has any contract, undertaking, agreement or arrangement with any Person to Transfer to such Person or to any third Person any of the Restricted Equity Securities.

            4.1.5 The rights granted to the Qualifying Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement to which any RAM Affiliate is a party.

            4.1.6 RAM shall cause each RAM Affiliate to take all actions necessary to comply with its obligations under this Agreement.

      Section 4.2 Company Filings Agreement. At all times during the period commencing with the Effective Date (as defined in the Plan) and continuing thereafter for 18 months, the Company shall cause the New SCI Common Shares to be registered under Section 12(g) of, and shall timely file with the Securities and Exchange Commission all reports required to be filed pursuant to Section 13 of, the Exchange Act.

                                       11
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                                   ARTICLE V

                                   TERMINATION

      Section 5.1 Term of Agreement. This Agreement shall automatically terminate at the time when the remaining Restricted Equity Securities represent in the aggregate less than 50% of all Equity Securities (such percentage to be computed on the basis of the exercise or conversion into New SCI Common Shares of any Equity Securities).

                                   ARTICLE VI

                                  MISCELLANEOUS

      Section 6.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given or delivered if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

        If to the Company:

               Sterling Chemicals, Inc.
               1200 Smith Street, Suite 1900
               Houston, Texas 77002
               Attention:  David G. Elkins
               Fax Number:  (713) 750-0079
               Attention:  Kenneth M. Hale
               Fax Number:  (713) 654-9577

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York  10036-6522
               Attention: Alan G. Straus
               Fax Number:  (212) 735-2000

        If to a RAM Affiliate:

               Resurgence Asset Management, L.L.C.
               10 New King Street
               White Plains, New York  10604
               Attention:  Byron Haney
               Fax Number:  (914) 683-3610
               Attention:  Marc Kirschner
               Fax Number:  (914) 683-3610
               with a copy to:

               Weil, Gotshal & Manges LLP
               700 Louisiana, Suite 1600
               Houston, Texas  77002
               Attention:  Alfredo R. Perez
               Fax Number:  (713) 224-9511

            If to any Qualifying Holder of any Eligible Equity Security, at the address of the holder of record of such Eligible Equity Security listed on the books of the Company, with a copy to (i) each Person then on record in the Owner Register as a Beneficial Owner of such Eligible Equity Security and (ii):

               Akin Gump Strauss Hauer & Feld LLP
               711 Louisiana, Suite 1900
               Houston, Texas  77002
               Attention:  Henry J. Kaim
               Fax Number:  (713) 236-0822.

      Any notice or communication hereunder shall be deemed to have been given or delivered as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

      Failure to mail a notice or communication to a Qualifying Holder or any defect in it shall not affect its sufficiency with respect to other Qualifying Holders. Failure to mail a notice or communication to a Restricted Holder or any defect in it shall not affect its sufficiency with respect to other Restricted Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

      Section 6.2 Legal Holidays. A "Legal Holiday" used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions at such place are not required to be open. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest on the amount of such payment shall accrue for the intervening period.

      Section 6.3 Governing Law; Jurisdiction. EXCEPT TO THE EXTENT INCONSISTENT WITH THE BANKRUPTCY CODE, THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW UNDER WHICH THE LAWS OF ANY OTHER JURISDICTION WOULD APPLY.

      Section 6.4 Counterparts. This Agreement may be executed by the parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument. With respect to signatures

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
transmitted by telecopy, upon request by either party to the other party, an original signature of such other party shall promptly be substituted for its facsimile.

      Section 6.5 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws, rules or regulations, and if the rights or obligations of the Company, the Restricted Holders and the Qualifying Holders under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      Section 6.6 No Waivers; Amendments.

            6.6.1 No failure or delay on the part of any Person in exercising any right, power or remedy hereunder, except as specified in Section 2.2.3, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to or any Person at law or in equity or otherwise.

            6.6.2 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by or on behalf of the Company, RAM on behalf of the Restricted Holders and the Required Qualifying Holders; provided that no such amendment or waiver shall, (i) unless signed by all of the Qualifying Holders affected, (A) amend the provisions of this Section 6.6.2 or (B) change the percentage of Qualifying Holders which shall be required for the Qualifying Holders or any of them to take any action under this Section 6.6.2 or any other provision this Agreement, and (ii) unless signed by RAM on behalf of the Restricted Holders affected, amend the provisions of this Section 6.6.2.

      Section 6.7 Specific Performance. The Company and RAM, on behalf of itself and each RAM Affiliate, hereby acknowledge and agree, and each Restricted Holder, by acceptance of or otherwise becoming an owner of a Restricted Equity Security, shall be deemed to have acknowledged and agreed, that there may be no adequate remedy at law if the Company or any Restricted Holder fails to perform any of its obligations under this Agreement, and accordingly the Company and each Qualifying Holder, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other Person under this Agreement in accordance with the terms and conditions of this Agreement, in any court of the United States or any State thereof having jurisdiction.

      Section 6.8 Third Party Beneficiaries. This Agreement shall be binding upon each Restricted Holder and the Company, and their respective successors and assigns and shall inure

                                       14
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the benefit of the Qualifying Holders from time to time of the Eligible Equity
Securities. Each Restricted Holder, by acceptance of or otherwise becoming an owner of a Restricted Equity Security, agrees to all of the terms and provisions of this Agreement applicable thereto. This Agreement and the obligations of each Restricted Holder provided for herein are expressly for the benefit of each Qualifying Holder.

      Section 6.9 Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the parties with respect thereto, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the parties concerning the subject matter hereof except as set forth herein.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                           STERLING CHEMICALS, INC.


                           By: /s/ R. K. CRUMP
                              -------------------------------------------
                           Name:   R. K. Crump
                                -----------------------------------------
                           Title:  Co-Chief Executive Officer
                                 ----------------------------------------


                           RESURGENCE ASSET MANAGEMENT, L.L.C.
                           on behalf of itself and each of the RAM Affiliates

                           By: /s/ JAMES B. RUBIN
                              -------------------------------------------
                           Name:   James B. Rubin
                                -----------------------------------------
                           Title:  Co-Chairman & Chief Investment Officer
                                 ----------------------------------------


                           OFFICIAL COMMITTEE OF UNSECURED CREDITORS on behalf of the Unsecured Holders

                           By:    Conseco Capital Management, Inc., Chair

                           By: /s/ GREG SEKETA
                              -------------------------------------------
                           Name:   Greg Seketa
                           Title:  Assistant Vice President

                                                                         ANNEX A

      The undersigned is a proposed owner (within the meaning set forth in the Tag Along Agreement referred to below) of Restricted Equity Securities and hereby agrees to become a Restricted Holder under, and subject to the terms and provisions of, that certain Tag Along Agreement, dated as of December 19, 2002 (the "TAG ALONG AGREEMENT"), by and among Sterling Chemicals, Inc., Resurgence Asset Management, L.L.C., on behalf of itself and each of the RAM Affiliates, and the Creditor's Committee, on behalf of the Qualifying Holders. This instrument is expressly for the benefit of each of the Qualifying Holders. Capitalized terms used in this agreement and not otherwise defined herein shall have the meanings set forth in the Tag Along Agreement

      Dated: _________________ ____, 20___.

                               [NAME OF RESTRICTED HOLDER]

                               By:
                                             -----------------------------------
                               Name:
                                             -----------------------------------
                               Title:
                                             -----------------------------------
                               Address:
                                             -----------------------------------
                               Facsimile No.:
                                             -----------------------------------